Exhibit 99.1

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

CORPORATE PARTICIPANTS

Randy Burkhalter Enterprise Products Partners L.P. - VP, IR

Mike Creel Enterprise Products Partners L.P. - Director, President & CEO

Jim Teague Enterprise Products Partners L.P. - Director, EVP & COO

Randy Fowler Enterprise Products Partners L.P. - Director, EVP & CFO

Mark Hurley Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

Jerry Cardillo Enterprise Products Partners L.P. - SVP, Petrochemicals & Marine

Al Martinez Enterprise Products Partners L.P. - VP, Marketing & Supply

Rudy Nix Enterprise Products Partners L.P. - Group SVP, Distribution Services & Asset Optimization

CONFERENCE CALL PARTICIPANTS

Darren Horowitz Raymond James & Associates - Analyst

Brian Zarahn Barclays Capital - Analyst

Ross Payne Wells Fargo Securities, LLC - Analyst

Steve Maresca Morgan Stanley - Analyst

Ted Durbin Goldman Sachs - Analyst

Bradley Olsen Tudor, Pickering, Holt & Co. Securities - Analyst

T.J. Schultz RBC Capital Markets - Analyst

John Edwards Credit Suisse - Analyst

Harry Mateer Barclays Capital - Analyst

Michael Blum Wells Fargo Securities, LLC - Analyst

John Tysseland Citigroup - Analyst

PRESENTATION

Operator

Good morning. My name is Regina, and I will be your conference operator today. At this time I would like to welcome everyone to the Enterprise Products Partners second-quarter 2012 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions)

I would now like to turn the call over to Mr. Randy Burkhalter. Sir, you may begin.

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Thank you, Regina. Good morning, everyone, and welcome to the Enterprise Products Partners conference call to discuss results for the second quarter of 2012. Our speakers today will be Mike Creel, President and CEO of Enterprise’s general partner. He will followed by Jim Teague, Executive Vice President and Chief Operating Officer, and Randy Fowler, Executive Vice President and CFO of the general partner of Enterprise. Other members of our senior management team are also in attendance today.

During this call, we will make forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934 based on the beliefs of the Company, as well as assumptions made by, and information currently available to Enterprise’s management team. Although management believes that the expectations

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Please refer to our latest filings with the Securities and Exchange Commission for a list of factors that may cause actual results to differ materially from those in the forward-looking statements made during this call.

With that, I will turn the call over to Mike.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

Thanks, Randy.

Before I discuss our quarterly results, I would like to spend a few minutes to highlight some of the safety milestones we have achieved this year. Overall, we are seeing some of the best safety performance in the history of the partnership this year. Through the first six months of the year, our plant and pipeline operations set new safety records in terms of recordable incidents. Our Marine Services business has made a lot of progress in safety and training in the last year and a half, resulting in their best quarter ever in the second quarter of this year. Our trucking business also had one of its best quarters ever, and it is evident that the safety records of all of these groups were a reflection of the focus we have put on safe operations. Safety is a core value at Enterprise, and our employees take it very seriously.

We reported solid results this quarter with four of our five business segments posting improved performance over the second quarter of last year. Record fee-based natural gas processing volumes and NGL fractionation volume, as well as near record NGL transportation volumes, led to a 14% increase in gross operating margin from our NGL Pipelines & Services segment.

We also had record onshore natural gas transportation volumes this quarter, which led to a 9% increase in gross operating margin for our Onshore Natural Gas Pipelines & Services business.

Onshore crude oil pipeline volumes were up 13%, leading to higher gross operating margin from our South Texas and West Texas crude oil pipelines as they continue to benefit from increased Eagle Ford and Permian Basin production. The Seaway Crude Oil Pipeline was reversed and placed into southbound service in May. The crude oil marketing business also contributed higher gross operating margins from increased volumes and sales margins. And our onshore crude oil pipelines and services segment as a whole generated record gross operating margins for the quarter. Our Petrochemical & Refined Products Services segment had a 13% increase in gross operating margin as a result of higher propylene fractionation volumes and margins, higher octane enhancement volumes and margins and improved results from marine transportation.

Total gross operating margin for the quarter increased 12% to $1.0 billion compared to $923 million in the second quarter of 2011. Adjusted EBITDA was also $1.0 billion this quarter, 14% higher than for the second quarter of last year. Net income for the quarter was $567 million compared to $449 million for the second quarter last year and earnings per unit were $0.64 per until on a fully diluted basis compared to $0.51 per unit for the second quarter of 2011.

Net income and earnings per unit for the second quarter of 2012 included $28 million or $0.03/unit on a fully diluted basis of net gains from asset dispositions, non-cash impairment charges and other non-recurring items.

The partnership generated distributable cash flow of $876 million this quarter, which provided 1.6 times coverage of the cash distribution declared with respect to the quarter. Included in distributable cash flow this quarter is $131 million of net proceeds from the sale of assets, including the sale of 3.0 million ETE common units. Excluding these proceeds, distributable cash flow would have been $745 million and provided 1.4 times coverage of the cash distribution. We retained $331 million of distributable cash flow this quarter and $1.4 billion in the first half of the year for reinvestment in our growth capital projects.

We have had a number of capital projects begin operations in the second quarter, including the first 300 MMcf/d train at our Yoakum natural gas processing plant in South Texas, and the reversal of the Seaway Pipeline with crude oil flowing south to the Texas Gulf Coast.

We have approximately $8 billion of growth capital projects currently under construction that are scheduled to begin service in the second half of this year through 2015. Most of these projects will generate fee-based cash flows and expand or extend our energy value chains in multiple geographic areas. This includes the propane dehydrogenation, or PDH, unit that we announced in June, which is a natural extension of our propane and propylene value chains.

Jim will discuss the status of our major capital projects in a few minutes.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Given the current NGL market, we are particularly pleased with the results for our NGL and petrochemical segments this quarter. Inflated propane inventories as a result of a very warm winter put downward pressure on propane and ethane prices, leading to ethane rejection in some areas of the country. There was a relatively short period of time where propane had a feedstock cost advantage over ethane in ethylene crackers. Extensive downtime of ethylene crackers for turnarounds in the first half of the year and low propane prices reduced ethane demand during that time.

At the peak of the turnaround season, approximately 120,000 BPD of ethane demand was offline due to the downtime of ethylene crackers. The good news is that most of the crackers are back online, and demand for ethane was back up to 1 million BPD in July. We believe the combination of increased cracking of propane as a feedstock, a return of normal weather this coming winter and the completion of the expansion of our export facility in the fourth quarter should help propane balances to continue to improve to normal levels, hopefully by next spring.

Our propylene fractionation and octane enhancement businesses posted improved results benefiting from increased sales margins and volumes. You will recall that our MTBE plant was down most of the first quarter of this year due to operational issues. But it came back online in March and had a record second quarter. The Marine Transportation business benefited from higher day rates and reduced expenses.

Our onshore natural gas pipeline services segment continues to benefit from the Acadian Haynesville Extension Pipeline that began service last fall, and from increased production in the Eagle Ford that feeds into our Texas Intrastate system.

The crude oil segment is hitting on all cylinders with our marketing business benefiting from strong crude oil prices, which led to the crude oil segment’s record gross operating margin for the quarter. Increased drilling activity in Texas, Oklahoma and the Rockies has led to higher demand for transportation and storage services. Our new Eagle Ford pipeline began flowing crude oil in June of this year. The 24-inch pipeline will have the capacity to move up to 350,000 BPD of crude oil for the Gulf Coast refining complex and will connect with our new ECHO crude oil terminal in Houston when it begins service in this quarter. We have long-term contracts in place for approximately 90% of the capacity of the new pipeline.

We are proud of the strong results our businesses produced this quarter, particularly given the softness in NGL prices, the weakness in the global economy and the financial crisis in Europe. Our portfolio of diversified assets continues to serve us well, providing growth opportunities and strong cash flows for our investors. We recently announced the 32nd consecutive quarterly increase in our cash distribution to $0.635 per unit to be paid next week, a 5% increase over the distribution declared with respect to the second quarter of 2011. As I mentioned last quarter, we believe this is the longest period of consecutive quarterly distribution increases by any publicly traded partnership.

The outlook for the remainder of the year looks somewhat challenging given the weak overall economy and NGL prices, as well as financial uncertainty in European markets; however, our balance sheet and liquidity is as strong as ever going into the second half of the year. We have a substantial amount of growth capital projects that we expect to complete during the remainder of this year and next year, and I am confident our team of dedicated employees will continue to execute on our growth plans.

We recently completed a Company-wide survey to give us insights into our employees’ perceptions in certain key areas, their levels of engagement and areas that need additional management focus. We benchmarked those findings against two sets of companies, a group of global oil and gas companies and a group of US high performance companies. We had very high participation rates across the Company, and the results show that our workforce is overwhelmingly engaged with a strong emphasis on integrity, safety and to our customers.

The comments our employees submitted with the survey were very constructive, pointing out areas where we excel as well as those that may need additional attention. We have shared these results with our management team, and we look forward to using this information to make improvements.

As I have said before, we have the hardest working and most dedicated employees in the business, and they are an integral part of our success.

With that, I will turn the call over to Jim.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Thank you, Mike.

I’m going to give you an update on the operations, as well as the key projects we have coming online. I’ll also cover the NGL market and what we see as its challenges and outlook.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

As Mike mentioned, we delivered our Q2 results in the face of some challenges in the market, including an extended turnaround environment in the petrochemical industry and a significant inventory overhang for propane and natural gas caused by last winter’s unseasonably warm weather. Market challenges will always exist, but from challenges come opportunities. If you think about it, what our history has been with our integrated system, we typically find offsetting attributes that provide us with opportunities while others only see challenges.

Relative to our most recent developments, we are pleased with the projects that have recently come online. The first of our three Eagle Ford processing trains is not only up and running, but exceeding our throughput expectations. The second and third trains are expected to be on line in the third quarter of this year and the first quarter of next year, and based on the operating performance of the first train, we expect that they also will perform above original design, so much so that we are starting to make additional processing commitments for all three plants.

As to our crude oil activities in the Eagle Ford, we began receiving deliveries into our new crude oil pipeline in June and work continues on the buildout of the entire system which will be completed in 2013. When completed, our Eagle Ford customers will have access to the entire Gulf Coast refining market through our ECHO terminal and storage facilities. We still have plenty of work left to do in the Eagle Ford including finishing the next two processing trains, extending our NGL pipeline further in South Texas into La Salle County, the addition of more fractionation at Mont Belvieu and finishing the extensive buildout of our crude oil system.

We have made significant progress in a relatively short period of time. The Eagle Ford continues to beat expectations, and its resources of rich and lean natural gas, natural gas liquids, condensate and crude oil are going to play an important role at Enterprise for years to come. Eagle Ford really anchored what has been a rapid expansion of our crude oil business. It was only 15 months ago that we announced our ECHO terminal in Houston, which was anchored by our Eagle Ford pipeline; then ECHO helped support the reversal and extension of Seaway; market demand for Seaway capacity was so large, we are now going to loop it. We are determined that oil is going to play a much larger role in our business, and we are well on our way to building a solid platform in crude oil.

Moving on to Seaway, we received our first deliveries of crude oil in May from Phase I of the reversal. We are currently receiving various grades of light and heavy crudes and the pipeline is meeting all our expectations.

The next phase for the full reversal is going as planned and we expect the line to be completely reversed by the first quarter of 2013 and then looped by 2014 with an ultimate capacity of 850,000 barrels a day. We are excited about what this project means to Enterprise, and we are excited that we got a major part of the solution to move crude oil from the Bakken, mid-Continent and Western Canada to the Gulf Coast. The combination of Seaway and ECHO, as well as Eagle Ford, is clearly a winner for producers, refiners, Enterprise and ultimately US consumers.

Recently there’s been a lot of talk about “Energy Independence,” which people define in different ways. We think of it in terms of “Energy Security,” which is something that provides a sense of protection against loss, attack or harm. North America’s producers have put the US on the verge of a level of energy security that was not something we could even imagine four or five years ago.

A case in point is what has happened in natural gas, which is where shale technology got its start. Since 2006 shale gas production has grown from 2 Bcf a day to over 25 Bcf a day, and it could be even higher if prices weren’t so low. This new shale-based natural gas supply has completely displaced the LNG imports some were forecasting to need just a few short years ago. The same producers who proved the technology for shale gas are transferring this technology to shale oil.

OPEC imports have dropped by 1.5 MM barrels a day since 2008, replaced by North American production, which has been rising thanks to places like the Eagle Ford and the Bakken. While those crude oil imports were dropping by 1.5 MM barrels a day, refined products balances were also changing dramatically, moving from the need to import 1 MM barrels a day to have excess and exporting 800,000 to 900,000 barrels a day, so almost a 2 MM barrel a day swing in refined products balances on top of the drop in crude oil imports.

With a 3.5 MM barrels a day change in imports of crude and refined products in just four years, and with the potential of additional crude from numerous shale oil plays, including the Eagle Ford, Bakken, Permian, Mississippian, Utica, and Niobrara, along with growing volumes from Western Canada, our requirements from OPEC will likely be fairly small to even nil in a relatively short period of time. Some would call that “Energy Security,” it is also see as Enterprise opportunity.

Moving to petrochemicals, we recently announced that we will be building a PDH unit that Mike mentioned in his remarks. This plant is an excellent fit for Enterprise because of its linkage to our NGL and propylene business. It leverages our NGL and propylene assets, consumes growing NGL supplies, builds on our propylene franchise and is underpinned by solid fee-based revenues.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

From a reliability perspective, our customers benefit from our propane supplies, our storage capabilities for both feedstocks and finished propylene, unparalleled connectivity upstream and downstream and a key advantage, the ability to backstop PDH with our existing propylene splitter assets. Nobody can match our abilities in this area, and this project is clearly a big win for not only Enterprise, but our customers on both the supply and demand side of the equation.

A project coming online later this year is our dock expansion, which is on schedule, and when complete, we’ll be able to export as much as an additional 3.0 MM barrels a month. We have seen strong support in the market with substantial commitments through 2015, some as long as 2017.

And finally, there are the NGL pipelines we’re building from various plays, all the way from the Rockies to Appalachia. These lines — MAPL, Rocky Mountain expansion, Texas Express, Front Range, and ATEX — are progressing according to schedule and will be coming into service in the 2013-2014 timeframes. These projects are all backed by firm demand fees, and generally can be expanded as the market dictates while at the same time enhancing our existing assets.

I would like to spend a minute on NGL supply and demand fundamentals. Prices for NGLs, especially ethane and propane, continue to be weaker, and we have seen some ethane rejection, maybe as much as 100,000 barrels a day, mostly in the Rockies and the Mid-continent. Ethane demand for the first half of 2012, as Mike mentioned, was hurt because of an extended turnaround season for ethylene plans that can essentially last well into June, frankly, much longer than I expected, and propane inventories that were higher because of poor demand last winter.

As a result, these two commodities have been competing with each other for space in the petrochemicals market. We are seeing upside in demand for both ethane and propane lately.

In just the last couple of weeks, cracking demands of ethane (technical difficulty) in excess of 1 MM barrels a day of ethane. If demand for ethylene stays strong and crackers can maintain their operating rates, we believe ethane inventories will trend to more historical levels in the fourth quarter. While propane inventories are higher than normal, strong exports and incremental cracking demand are keeping propane inventories from reaching the levels that many predicted and a normal winter and our dock expansion in Q4 should will alleviate this imbalance.

Longer term, clearly the petrochemical industry gets it, and they are moving rapidly to significantly expand their facilities in the U.S. The debottlenecks, expansions and conversions are taking place at a rapid pace. But, supply and demand trends never follow a straight line, and a buildout of this magnitude doesn’t happen overnight.

On the supply side of the equation, NGL supplies continue to grow largely because natural gas prices are low. Producers have quickly moved their drilling focus to rich gas and oil. While this has been good for Enterprise in the midstream sector because it generates new infrastructure opportunities, the result of this rich gas drilling has been increasing NGL supplies. Ultimately, if supply growth continues, some type of supply rationing will take place in the field until petrochemicals catch up.

In NGLs, rationing is typically regional as we have seen in the Rockies and the mid-Continent. Looking forward, we believe the most significant rationing will likely take place in the Marcellus where incremental liquids, particularly ethane, can be left in the gas stream in order to match supplies with demand until supplies, demand and infrastructure can get balanced. So just as price created new supply, it will also ration it through lower net backs in those regions that have the highest T&F costs to reach the marketplace. Price also creates demand and the petrochemicals are not walking away from these opportunities in the US.

So, in closing, our asset buildout supporting the shale oil and gas resources is proceeding, and we continue to find ways to leverage our extensive asset base by building, linking, reversing and extending our footprint. Several key projects have recently come on line, and we will be delivering on others soon. With the advent of shale oil and gas in the last few years, producers have literally changed the landscape. These changes are now leading to significant increases in industrial demand with the US now globally competitive in energy-intensive industries. The petrochemicals are just the beginning. Enterprise is well positioned to continue to play a major role in linking new supplies to new demands, be it in crude oil, natural gas, NGLs, petrochemicals or refined products.

Now I’ll turn it over to Randy.

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Regina, can you hear me?

(multiple speakers) We will pick up, and we will also work to do later with this is we will see if we can’t come back in and maybe get a clearer recording of the comments that Mike and Jim have and get those posted out there later. So you can pick those up.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

In turning to the income statement and some other items, G&A costs decreased $8 million this quarter from the second quarter of 2011, primarily due to lower employee compensation and tax-related expenses. Item of note, G&A costs for the second quarter of 2011 included $2.5 million worth of expenses with respect to the merger with DEP and also K-1 expenses associated with EPE.

In terms of interest expense, it decreased $2 million quarter to quarter, primarily due to lower expenses related to interest rate hedging activities and higher capitalized interest.

In terms of capital spending, we spent $927 million in CapEx this quarter, which includes about $837 million of growth capital, the majority of which was for Eagle Ford-related development projects.

We spent $1.8 billion in growth capital expenditures during the first six months of the year and expect to spend approximately $3.8 billion for the year.

Sustaining CapEx was $90 million in the second quarter of 2012 and $180 million for the first half of the year. We still believe we will come in around $325 million to $330 million in sustaining CapEx for the entire year 2012.

Adjusted EBITDA for the 12 months ending June 30, 2012 was $4.3 billion. Our consolidated leverage ratio to debt principal to adjusted EBITDA was 3.3 times for the 12 months ended June 30, 2012. That is after adjusting debt for 50% equity treatment of the hybrid securities.

The average life of our debt is 12 years using the first call date for the hybrids, and our effective average cost of debt was 5.8%.

At June 30, 2012, we had consolidated liquidity of approximately $3.1 billion, which included availability under our credit facility, as well as unrestricted cash.

Randy, I will turn it back over to you.

QUESTION AND ANSWER

Operator

(Operator Instructions) Darren Horowitz, Raymond James.

Darren Horowitz - Raymond James & Associates - Analyst

Hey, guys. Good morning. I don’t know if you can hear me, but we will go ahead and fire away.

Jim, a quick question. The first, referencing the rebound in NGL prices that you talked about, how do you think about hedging your NGL volumes out of Meeker and Pioneer into the back half of this year? And I guess it’s really more of a question about how you think about balancing the ability to lock in those C2 prices to get that cash flow certainty versus trying to maximize your keepwhole exposure by effectively being long Conway and selling Belvieu to lock in at attractive spreads?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I don’t have a clue what you’re asking. I think what you’re saying is what do we think about locking in the second half of the year?

Darren Horowitz - Raymond James & Associates - Analyst

Well, you’ve got, I mean, I think out of the Rockies — correct me if I’m wrong — out of Meeker and Pioneer, you are mostly hedged on C3 plus, but you have had a bounce back in C2 ethane pricing. So I guess it comes down to whether or not you think about locking in C2 prices at this stage of the game for the next six months, or if you just want to be as long as you can Conway or Rockies ethane and sell Belvieu.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

What we are looking at — we’re not locking in at these prices the second half of the year on ethane. What we are looking at, frankly, is anytime we — I think we are at 35% hedged on ethane in the third quarter, and we don’t have any hedges on in the fourth quarter.

But go back to the statement, if you could hear us — hear me. It is the first earnings call I’ve had where Mike and I just talk to ourselves.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

But we enjoyed it. [laughter]

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Yes. If you all didn’t hear us, it was dynamite, let me tell you. If you look at, Darren, how we run our system, right now we’ve been one of the guys that have rejected ethane in the Rockies, primarily because — I got a strong look from the lawyer here, primarily because we could make more money buying ethane in Conway and move it to Mont Belvieu in that pipeline capacity that we control on Mid-America and Seminole, being our allocated capacity. So if we can buy ethane or propane in Conway at $0.30 plus a gallon at times off of Mont Belvieu, that’s better than making $0.10 a gallon on our ethane out of the Rockies. Does that help?

Darren Horowitz - Raymond James & Associates - Analyst

Yes, it does, Jim, and I appreciate it. What is your thought process on how that spread plays out through the back half of this year, especially when you start looking at the propane inventory situation? And I think that you talked a little bit about that in your prepared commentary, even though it sounded like you were basically giving the call while scuba diving. But to the extent that propane inventories keep a lid on ethane prices, do you still think that that Conway to Belvieu spread remains about $0.25?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Well, I don’t know what it remains. I think there’s going to be a product in Conway that we are going to be able to move to Mont Belvieu and take advantage of a pretty wide spread, be it ethane, propane or normal butane, frankly. That help, Darren?

Darren Horowitz - Raymond James & Associates - Analyst

Yes, it does. Last question, Jim. From a longer-term perspective, when you think about the Mid-America, Rockies and MAPL pipeline expansion and on the back end of that what Texas Express does for you, how much of a leg up do you think it gives you to allow Rockies and Mid-Con producers in order to get their EP down to Belvieu and get Belvieu pricing?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Well, I think once we bring Texas Express on and I think there may be some other pipe coming in, we don’t pay attention to the others. I think it will have the impact of relieving some of that downward pressure on Conway relative to Mont Belvieu.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

You’ve got to admit — you’ve got to remember, though, ONEOK is building a pipe I think out of the Bakken down into Conway tying it into Overland. So it depends on what new supplies hit Conway. Theoretically, it ought to relieve some of the pressure.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Darren Horowitz - Raymond James & Associates - Analyst

I appreciate it, Jim. Thanks.

Operator

Brian Zarahn, Barclays.

Brian Zarahn - Barclays Capital - Analyst

Good morning. I’m not sure, Randy may have mentioned it, but the connection was a little choppy. On CapEx for 2012, did you say $3.8 billion?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Yes, Brian.

Brian Zarahn - Barclays Capital - Analyst

Okay. And then on 2013, is sort of a similar level a reasonable expectation at this point?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Yes. Based on the projects that we have in hand now, I think, Brian, probably the range is between $3.5 billion and, call it, $3.8 billion.

Brian Zarahn - Barclays Capital - Analyst

Okay. On the PDH unit and they won’t be in service for a couple of years, you do have the majority of it subscribed around 75%, I believe. What level do you expect to be contracted before it comes online?

Jerry Cardillo - Enterprise Products Partners L.P. - SVP, Petrochemicals & Marine

90% to 100%.

Brian Zarahn - Barclays Capital - Analyst

And in terms of the returns because it’s a little different type of asset for you, what type of expected returns would it be for this project for the PDH unit? Would it be in line with other type of NGO-related projects or maybe a little higher?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

It’s going to meet our expectations. I’m going to go back to Jerry’s question — what Jerry tells me. We are not fully contracted. We are contracted to the point that we are happy with the return if we don’t get anymore, but the reality is we’ve got several companies wanting to risk this capacity. We don’t think we’re going to have any trouble contracting it, and we think the returns are going to be very nice for us.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

And, Brian, we typically don’t give returns on our projects. But, as Jim said, this is a good project in and of itself, and it fully integrates into a lot of our other assets, and so it’s a very attractive project.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Brian Zarahn - Barclays Capital - Analyst

Okay. Then last one for me. The onshore crude business is very strong this quarter. Can you talk about some of the drivers? Was it more marketing oriented, or is it a combination of factors?

Mark Hurley - Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

Yes, Brian. This is Mark. It’s really a combination of factors. One is the increased production in the areas where we are — South Texas, West Texas, in particular. And so we’re getting more transportation revenue, fee-based revenue.

And then the marketing business was pretty strong in the second quarter, and that really is — our marketing business benefits from a real nice spread between LSS and WTI, and that spread was better in the second quarter than it was in the first quarter.

Brian Zarahn - Barclays Capital - Analyst

Thanks, Mark.

Operator

Ross Payne, Wells Fargo.

Ross Payne - Wells Fargo Securities, LLC - Analyst

How you doing, guys? First question is, can you talk about the changes in processing contracts migrating towards fee-based and what your current blend of fee-based POP and keep-whole might be as a percentage?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Randy, you know, we keep doing that.

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Ross, this is Randy. Currently, we are about — with the second train of Yoakum expected to come on this month, we are currently at about 30% keep-whole and expect that number to come down as the third train or last train of Yoakum comes on next year.

I’m looking at — actually, it’s lower than that. It’s about 21% right now.

Ross Payne - Wells Fargo Securities, LLC - Analyst

Okay. And the percentage of fee and POP if you have it.

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Yes. The combination would be 60%.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

I think what he’s asking is break them out separately, Randy.

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Yes, the percent of proceeds and percentage yields would be about 28%, and then pure fee would be 32%. And that’s today.

Ross Payne - Wells Fargo Securities, LLC - Analyst

Great. And it was kind of breaking up on Mike and Jim earlier, but if you could talk about your hedges for the second half and what you might be looking at for 2013 for your equity, NGLs and natural gas?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I think, Ross, on C3 plus, I think we’re 75%, 80% hedged through the balance of the year. On ethane we’re about 35% hedged in the third quarter. We don’t have any hedges on in the fourth quarter, and we’re not thinking about next year yet.

Ross Payne - Wells Fargo Securities, LLC - Analyst

Okay. All right.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

On C3 plus, I guess we are overhedged.

Ross Payne - Wells Fargo Securities, LLC - Analyst

Okay. And then the final question is in the crude pipeline writeup. I assume, too, that profit increase was a result of the Seaway reversal as well. Is that fair to say?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Yes, we started to get some Seaway revenue in June.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

Ross, that was only part of a quarter, so it didn’t have a full quarter impact.

Ross Payne - Wells Fargo Securities, LLC - Analyst

Got you. So we’ll see more of that next quarter. All, great. Thanks, guys.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Operator

Steve Maresca, Morgan Stanley.

Steve Maresca - Morgan Stanley - Analyst

Good morning, everybody. I apologize if I ask something you went over. It was really, really difficult to hear.

So on the PDH plant, so you have got 75% contracted; you want to get to 100%. So will you do not have any sort of margin exposure? Is the idea that everything will be locked in with these agreements?

Jerry Cardillo - Enterprise Products Partners L.P. - SVP, Petrochemicals & Marine

There will be no commodity risk for Enterprise on this project whatsoever.

Steve Maresca - Morgan Stanley - Analyst

Okay. On the propane exports, can you talk about where you think you’ll be on — where you’ll be once the expansions are done in terms of export capacity, I guess, what you think you’ll be exporting by the end of this year?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I think what we’ve said is we’ll have about 7.5 million barrels a month of capacity. Is that about right? And what we’ve been doing, we are fully contracted next year, but we need to put that in context.

One of the things we do — and I’m going to look at [Al Martinez] — one of the things we do is we leave a spot a month open. Is that right, Al? We leave spot a month open. In the event we have some issues, we don’t want it dominoing out. But then typically what we’ve been able to do is we get to that month, we are able to do a spot deal, and those deals are typically quite a lot higher in terms of fees than our contracts are. We are fully contracted based on what we want to contract, and we have about a spot a month that is available for spot deals.

Al Martinez - Enterprise Products Partners L.P. - VP, Marketing & Supply

We contract the full operational efficiency of the dock during the month and then take advantage of optimization during the month.

Steve Maresca - Morgan Stanley - Analyst

When you say a spot a month, can you quantify what does that mean in terms — ?

Al Martinez - Enterprise Products Partners L.P. - VP, Marketing & Supply

One cargo is approximately 550,000 barrels.

Steve Maresca - Morgan Stanley - Analyst

Okay.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

And typically we’ve been able to fill that at some pretty nice speeds on a spot basis.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Steve Maresca - Morgan Stanley - Analyst

Okay. That’s helpful. And then, I guess my last one. On the NGL pipeline services segment, so you had — equity NGL volumes were down to 96,000 barrels a day from 120,000. You said 10,000 of it was due to lower ethane recoveries. Can you talk about the remainder of the weakness of the decline?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Steve, I think probably two areas may have been impacted. You may have had — you also had some down time offshore in the Gulf of Mexico with some production platforms being worked over. That would have impacted the Louisiana processing volumes. And then, to a degree, you may just have just with the lower drilling activity up in Wyoming, you do have some depletion up around that Jonah/Pinedale field.

Steve Maresca - Morgan Stanley - Analyst

Okay. Thanks, everybody.

Operator

Ted Durbin, Goldman Sachs.

Ted Durbin - Goldman Sachs - Analyst

Thanks. We were just talking bigger picture. You guys have introduced a graph in some of your presentations on overall supply demand for the next five years. I am wondering if you can just walk through some of the major assumptions that go into that whether it’s rig count, decline rates on the supply side, especially on the supply side really?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I think you hit it. The hardest thing is trying to figure out what the decline rate is, but we have a pretty good reservoir group. We’re looking at all the different basins. We try to understand what the richness is of the gas. We look at rig counts and come up with what we think the supply will be around those assumptions.

Ted Durbin - Goldman Sachs - Analyst

Care to add any specificity to the assumptions?

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

We look at your chemical analyst reports.

Ted Durbin - Goldman Sachs - Analyst

Fair enough. Let’s just — shifting topics here. Just coming back to the PDH piece, do you expect that to be qualifying income and, if not, I’m assuming you’ve baked that into the economics?

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

We do think it’s qualifying income, and we have an opinion from a big law firm to that effect. There is also another partnership out there that has a PDH facility that apparently got comfortable as qualifying income as well.

Ted Durbin - Goldman Sachs - Analyst

Got it. Just on some of the detailed stuff, the octane enhancement was a pretty strong quarter here. It looks like it was more than just a seasonal bump. Is that true, or was there anything special going on there?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Globally, we had strong demand for MTBE, and prices reflected that. Some other averages in terminals around the world affect the prices here.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

We’ve had a couple good years in a row, I think, on that plant.

Ted Durbin - Goldman Sachs - Analyst

Yes. Okay. Fair enough. And then, last one for me, just on the independence hub here, the volume is down. There’s no chance to re-contract. You had the re-contract roll off after the last quarter. There’s no more re-contracts that we should expect there. You’ll just be subject to the volume whatever the volumes show up there.

Mark Hurley - Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

Yes, it’s really dependent on the drilling activity around that region in the Gulf, which is, of course, mainly driven by gas price.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

Ted, the contract didn’t well off. This contract is still there. There was a demand charge, if you will, for the first five years, so that piece of it rolled off.

Ted Durbin - Goldman Sachs - Analyst

Got it. Okay. That’s it for me, guys. Thanks.

Operator

Bradley Olsen, Tudor Pickering.

Bradley Olsen - Tudor, Pickering, Holt & Co. Securities - Analyst

Good morning, guys. So propane export economics remain very favorable, and when you think about the capacity that you have right now and some of the capacity coming on line from third parties over the next year to 18 months, would you be interested in further expanding your capacity given those favorable economics?

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Well, you can only expand to the extent that you have export quality propane, and what drove the size of this expansion was the amount of export quality propane that we have. In other words, you can’t have as much ethane in the propane. You’ve got to produce 2.2%, 2.5% ethane, and this expansion reflects our capability from our fractionators and our splitters to produce the volume of propane needed to support the expansion.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

For further expansion export, we would have to expand our ability to produce low ethane propane for export.

Bradley Olsen - Tudor, Pickering, Holt & Co. Securities - Analyst

Given the spread between global prices and US prices right now, are the economics there to consider expanding your ability to fractionate that export quality propane?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I’ve never had a problem with a full load of export quality propane.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

And certainly, Bradley, the more capacity you build, the lower the fees get for that so that there is a balance there someplace.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

Yes, that balance is around your ability to — it really goes back to, what is your supply capability of low ethane propane?

Bradley Olsen - Tudor, Pickering, Holt & Co. Securities - Analyst

Okay. That makes sense. We’ve seen some valuations — I guess, valuations that have maybe come off a little bit in the midstream market, especially among some of your smaller cap peers. In the past, you guys have talked about organic opportunities being more attractive than M&A. Have any of the valuations you’ve seen changed your opinion on that?

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

Given our CapEx for the balance of this year and for next year and, frankly, for some projects that we are looking at that maybe out in 2014, 2015, we’re pretty happy with the organic growth. We still think that even though some prices have come down, they’ve come down for a reason for those entities, and so they still don’t look too attractive to us on an M&A basis compared to what we can do internally.

Bradley Olsen - Tudor, Pickering, Holt & Co. Securities - Analyst

Great. That’s helpful. And I guess this question comes back to some of your comments earlier on the PDH unit, specifically around the opinion you received from your lawyers. It seems like there’s a little bit more willingness or a little bit more flexibility around petrochemical assets that I think maybe investors and folks in the market kind of considered non-MLP qualifying assets in the past.

Now that it seems that there is kind of more of a door opening to ethane crackers and PDH units being put in, I mean how does that change your forward view about could this grow into either a substantial business where you’re operating petrochemical assets or maybe a petrochemical customer who is taking the commodity risk? Are there more opportunities similar to the PDH unit?

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

I think that we looked at PDH pretty hard. We think that that’s a nice fit. We looked at butadiene. We did receive a letter ruling that butadiene — on purpose butadiene was qualifying income.

Ethylene, you start going out into the fringes and, frankly, for us to get into that business, we’d be competing with our customers, which probably is not the best business model. And frankly, it’s just not something that we have an interest in.

Bradley Olsen - Tudor, Pickering, Holt & Co. Securities - Analyst

Great. That’s very helpful. Thanks a lot, guys.

Operator

T.J. Schultz, RBC Capital Markets.

T.J. Schultz - RBC Capital Markets - Analyst

Hey, guys, good morning. Just back to the onshore crude oil, I guess in the second half of last year you really attributed the high margins to two things, scarcity of trucks and then also the ability to buy in WTI and sell on LLS.

Now some of that went away in the first quarter, but bounced back this quarter. Just trying to gauge what you’re seeing right now for the trucking and LLS opportunity as we move to the back half of this year.

Mark Hurley - Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

Trucking is not nearly as much in short supply as it was a year ago, and so we don’t see the logistics in South Texas and West Texas being as constrained as they were.

In terms of the LLS pricing and WTI pricing going forward, the market, of course, sees that spread declining, which makes a lot of sense, but it’s still pretty healthy and looks to be healthy through the end of the year.

T.J. Schultz - RBC Capital Markets - Analyst

On Seaway, do you have the mix of heavy versus light on the pipeline right now and then any update on the timing for the expansion?

Mark Hurley - Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

We don’t have the mix. It’s very early on, so we don’t really know what that’s going to be longer term. We certainly think it will be heavy and light moving.

As far as expanding, I think we had mentioned in our writeup, we will gradually expand over the next two years ultimately to a capacity of about 850.

Mark Hurley - Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

I think we also said that we would have the pipeline fully reversed by the first quarter of next year.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

And, T.J., that 850 is kind of the theoretical capacity of the pipe, assuming that it’s up 365 days a year, and as you are flowing the right quality of crude to the extent that it’s heavier or lighter, the volume has changed. So that’s kind of a good ballpark number.

T.J. Schultz - RBC Capital Markets - Analyst

Okay. And then just tieing into ECHO, just an update on timing there on completion and then your bigger picture thoughts now on the potential to build out the storage there.

Mark Hurley - Enterprise Products Partners L.P. - SVP, Crude Oil & Offshore

Yes, the project is moving along very well. We expect that to be complete in September. We are talking to shippers and various folks in the industry who do have a strong demand for storage in the Houston area, and we think that goal is a real good fit and so do they. So we are optimistic that we’ll see some storage revenue there.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

We think that ECHO has the potential to be a real jewel, T.J., and we have the plan that we can build out, what, 6.5 million barrels of storage on acreage we currently own. We will have connectivity to every pipe, every refinery in the Beaumont/Port Arthur/Houston-area, so we’re pretty excited about its future.

T.J. Schultz - RBC Capital Markets - Analyst

Great. Maybe just last one here, maybe for Randy. If you could comment on your financing thoughts, maybe balancing the liquidity you all have now versus the equity distribution agreement that was recently filed and maybe how you would expect to use that over time?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Okay, T.J. Equity distribution agreement? Oh, the ATM facility? T.J., we finished the quarter with $3.1 billion worth of liquidity.

So from our standpoint, right now we’ve got a lot of flexibility on how we fund our growth. We did say early on this year that we do not have the need to issue equity. And if you would, that was really based on what we were seeing in the business environment in the first quarter and where our CapEx budget was in the third quarter.

Since then, we’ve, if you would, committed to the looping of Seaway. We’ve committed to the PDH unit. And while we’re not really looking for a lot of CapEx this year with respect to those projects, it’ll be more next year. The CapEx spend for next year is still announced.

I think we’ve still got flexibility on how we come in and finance growth for the remainder of this year. But we also don’t want to get too far behind as far as more from the capital markets.

As for the ATM facility, again, that was the facility that, frankly, we’ve been looking forward to getting in place for a while in an open window where we can get a registration statement filed and be ready with equity, if need be.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

We did have a feature in one of our previous shelves that allowed a similar type of distribution of equity and we just never used it.

T.J. Schultz - RBC Capital Markets - Analyst

Great. Thanks, guys.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Operator

John Edwards, Credit Suisse.

John Edwards - Credit Suisse - Analyst

Good morning, everybody. I don’t know if you spoke on this in your opening remarks since we couldn’t hear it either, but just any update on your thoughts on the distribution policy?

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

No. We’ve been very pretty consistent about that, and we talked about in the last call. And what we said there was we are going to reevaluate our distribution strategy towards the end of the year when more of our projects come online. So that’s still our thought that, as we get into the fall, we will take a look at it and decide whether, given our capital requirements, the financial markets and our resources whether it makes sense for us to perhaps be a little more aggressive on the distribution increases.

John Edwards - Credit Suisse - Analyst

Okay. And then I’m just curious, with obviously we’re seeing some increasing rejection of ethane, how that translates to the mix that gets fractionated on your system if maybe you could talk a little bit about that.

Rudy Nix - Enterprise Products Partners L.P. - Group SVP, Distribution Services & Asset Optimization

Well, the fractionators certainly have a designed capacity based on component structure. If we lose too much ethane capacity, we could lose fractionation capacity correspondingly. Of course, that gives us an opportunity if there is a spread between ethane and EP to go ahead and split EP. But it’s a fairly wide range on that ethane percentage before you start losing capacity.

John Edwards - Credit Suisse - Analyst

Okay. So you’re not really seeing a significant change in the purity product that are coming out at this point, and you’re not likely to.

Rudy Nix - Enterprise Products Partners L.P. - Group SVP, Distribution Services & Asset Optimization

No, a couple percent is really irrelevant to what we are doing.

John Edwards - Credit Suisse - Analyst

Okay. All right. And then as far as the overall backlog of project opportunities, I guess, Randy, you were saying you’ve got about $3.8 billion for planned spend for 2014. What’s the — I know, Mike, last time you just said there’s billions and billions, but where do you stand now on backlog of project opportunities?

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

John, I think if you look at some of our more recent presentations, we’ve got charts in there that show about $7 billion of projects under construction, and those are just the ones that we’ve announced, big items. There is a number of smaller projects that we have that are not included in that list.

So, as Randy said before, $3.8 billion in total for this year, $3.5 billion to $3.8 billion next year, and we’ve got assets that we are working to construct that will come in service in 2014 or 2015.

I think, if you’re asking what is it beyond 2013, I think $3 billion to $4 billion is a pretty safe bet.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

John Edwards - Credit Suisse - Analyst

Okay. All right. Great. Thank you very much.

Operator

Harry Mateer, Barclays.

Harry Mateer - Barclays Capital - Analyst

Hi, guys. I guess, Randy, first question for you, you’ve got $500 million coming due today. What are your plans for that?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

We’re going to pay it off. We’ll come in and refinance that near-term utilizing the flexibility that we’ve got under the credit facility and cash on hand. So yes, Harry, that payment probably already went out this morning, but again we’ve got a lot of flexibility as far as timing on when we come back in and, if you would, refinance that in the term debt market.

Harry Mateer - Barclays Capital - Analyst

Okay. And then the second question, just given the declines you’ve seen in ethane and propane and the effects of those on the overall NGL barrel, are you guys seeing any sign of producers cutting back on drilling in liquid certifications, and if so, where in particular is that apparent?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I think primarily we’ve seen them cutback in dry locations. We haven’t yet seen any cutback on — and if you look at this C3 plus, it’s still not a bad deal if you look historically.

Harry Mateer - Barclays Capital - Analyst

So looking out at the balance of the year, you guys think that remains the same?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I think they’re going to — it remains the same in terms of spread, yes.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

And certainly gas prices look better than they did a few months ago.

Harry Mateer - Barclays Capital - Analyst

Right. Okay. Great. That’s it for me. Thank you.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Operator

Michael Blum, Wells Fargo.

Michael Blum - Wells Fargo Securities, LLC - Analyst

Hi, thank you. Just one more question on the propane dehy project. Just trying to understand the nature of the contracts. I understand you said you’ll have no commodity risk, but will you be getting demand — like take or pay demand charges on that, or will it be volume times a fee? I’m just trying to understand how that’s going to work from your end.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

Go ahead, Jerry.

Jerry Cardillo - Enterprise Products Partners L.P. - SVP, Petrochemicals & Marine

It’s a processing fee, energy-adjusted processing fee on top of our propane costs with a deficiency fee embedded in that. So, yes, it’s take or pay.

Michael Blum - Wells Fargo Securities, LLC - Analyst

Okay. And then the customer is basically taking that spread risk.

Jerry Cardillo - Enterprise Products Partners L.P. - SVP, Petrochemicals & Marine

That’s correct.

Michael Blum - Wells Fargo Securities, LLC - Analyst

Okay. Thank you.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I want to put it a little bit more in context. Think about it. These guys were buying their propylene from petrochemical companies. This project is really a shale gas pipeline project driven by consumers of propylene coming to the realization that they were buying a byproduct. What they are after now is a more secure source of supply that will be there every day, and they’re willing to step up for that, and frankly, they believe in the future of the gas crude spread. They believe that thing will be the base load, and there will be much less propylene coming out of the ethylene plants.

Jerry?

Jerry Cardillo - Enterprise Products Partners L.P. - SVP, Petrochemicals & Marine

That’s correct.

Michael Blum - Wells Fargo Securities, LLC - Analyst

Thank you, Jim.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Operator

(Operator Instructions) John Tysseland, Citi.

John Tysseland - Citigroup - Analyst

Hi, guys. Good morning. Randy, a quick question on the NGL hedges and kind of what you’ve seen over the last quarter with your counterparties. Given the swift move down, have you seen the liquidity in the forward market get reduced or dry up a little bit and then also if you could just describe in general your counterparties that you have today?

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Counterparties on the hedges?

John Tysseland - Citigroup - Analyst

Correct.

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

NGLs is a interesting product. You can do a lot of physical forward selling on NGLs. I would say most of our forward parties, forward sales, are physical companies.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

A combination.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

We do some swaps, I guess, is what you’re saying. And so, in other words, some banks are in there.

As far as the liquidity going forward, at these spreads, we haven’t been looking much going forward, but you can always go out about six months.

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

And, John, are you focused more on liquidity or the credit quality of the counterparties or both?

John Tysseland - Citigroup - Analyst

Kind of both. I just didn’t know what’s the forward market for being able to hedge in today’s type of environment. I mean, it would appear that the counterparties in the last quarter probably got hit a little bit, and I just wanted to see what the current liquidity was for the forward market and who those counterparties were. But I mean it sounds like most of your counterparties in this case are physical counterparties, not necessarily financial counterparties. Is that fair?

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

I think what we are saying is they are both. What we’re finding is there’s fewer than there were before.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

John Tysseland - Citigroup - Analyst

Yes. Okay.

Mike Creel - Enterprise Products Partners L.P. - Director, President & CEO

And, John, on the credit side, Randy and Bryan have a pretty rigorous exercise they go through evaluating credit exposure and allocating that amongst our various business units.

Jim Teague - Enterprise Products Partners L.P. - Director, EVP & COO

And Randy and Bryan work very close with our commercial folks. It’s a heck of a team as it relates to credit. We’re pretty tight on credit.

Randy Fowler - Enterprise Products Partners L.P. - Director, EVP & CFO

Yes, John, I guess the one thing to add is probably I don’t even want to see — say that you’ve seen a step change the first half of this year, but I mean it’s nothing compared to the step change that you saw coming out of 2008, 2011 with respect to liquidity and the number of parties that were there to come in and do forward sales in deals.

John Tysseland - Citigroup - Analyst

That’s great context. Thanks.

Operator

And at this time, there are no further questions. I will now turn the conference back over to management.

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Regina, normally we ask for replay information. Given the poor quality of this call, I hesitate to do that. But I guess people can listen to the Q&A, so why don’t you go ahead and give the information for the replay and, again, when we get the transcript, we will have that posted on the website. Thank you, Regina.

Operator

Thank you. This conference will be available for replay in approximately two hours. The replay dial-in number is 855-859-2056 with conference ID number 11730222. Again, the number to dial for the replay 855-859-2056, entering ID conference number 11730222.

This does conclude today’s meeting. Thank you all for joining, and you may now disconnect.

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Thank you.

Operator

You are welcome.

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AUGUST 01, 2012 / 02:00PM GMT, EPD - Q2 2012 Enterprise Products Partners L.P. Earnings Conference Call

Randy Burkhalter - Enterprise Products Partners L.P. - VP, IR

Have a good day.

Operator

You, too.

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